Exhibit 99.1

SideChannel Reports Continued Quarterly Revenue Growth

Financial results conference call on Wednesday, February 7 @ 4:30 P.M. EST

WORCESTER, MA / ACCESSWIRE / February 7, 2024 / SideChannel, Inc. (OTCQB:SDCH) (“SideChannel”), a leading provider of cybersecurity services and technology to emerging and middle market companies, today announced its financial results for the three months ended December 31, 2023.

First Quarter FY 2024 Highlights

●	Revenue of $1.7 million; grew 12.3% versus the first quarter of FY 2023 and 4.6% sequentially.
●	Gross margin of 48.7% versus 56.0% in the first quarter of FY 2023 and 51.6% for the fourth quarter of FY 2023.
●	Operating expenses decreased $368,000 or 25.0% compared to the first quarter of FY 2023 and $68,000 or 5.8% sequentially.
●	Net loss of $246,000 or $0.00 per share.
●	Trailing twelve-month revenue reached $6.8 million as of December 31, 2023.
●	Revenue retention was 72.7% for the trailing twelve months ended December 31, 2023.
●	Cash was $819,000 as of December 31, 2023; cash used in operations during the quarter of $184,000.

Management Comments

Commenting on the fiscal first quarter ended December 31, 2023, Brian Haugli, President and Chief Executive Officer of SideChannel said, “In May 2023, we announced that our primary focus was to pursue positive cash flow from operations, and I am pleased to see our continued progress toward that goal. If the current trends continue, we expect to achieve this objective during this fiscal year. When we transition from burning cash to generating cash on a quarterly basis, I anticipate that we will renew our investments in marketing and selling activities.”

“We still consider Enclave to be in a beta phase with managed, incremental adoption by select customers. Our beta program is providing valuable feedback and insight that we intend to use in our go-to-market strategy for Enclave, which combines critical risk management tools supported by a simple, efficient management console.” said Haugli.

SideChannel will host a conference call on February 7 at 4:30 P.M. Eastern Time to discuss its first quarter results and provide an update on the Company’s initiatives.

FIRST QUARTER CALL INFORMATION

Date:	Wednesday, February 7, 2024 at 4:30 P.M. Eastern Standard Time.

Dial In:	Toll Free: 888-506-0062
International: 973-528-0011
Participant Access Code: 235453

A webcast of the call will also be available: https://www.webcaster4.com/Webcast/Page/2071/49677

Participants may register in advance for the call using the webcast link.

The conference call will include management remarks and a live question and answer session. The conference call host will provide participants with instructions for joining the queue to asks questions at the conclusion of management remarks. Questions may also be submitted prior to the meeting using ir@sidechannel.com.

First Quarter 2024 Review

The first quarter Form 10-Q is accessible in its entirety at https://investors.sidechannel.com/sec-filings.

In thousands, except shares and per share data	Three Months Ended
			Change			Change
	12/31/2023	12/31/2022	$	%	9/30/2023	$	%
Revenue	$1,736	$1,546	$190	12.3%	$1,659	$77	4.6%
Gross profit	845	865	(20)	-2.3%	856	(11)	-1.3%
Gross margin	48.7%	56.0%			51.6%
Operating expenses	1,104	1,472	(368)	-25.0%	1,172	(68)	-5.8%
Impairment Charges	-	-	-		4,940	(4,940)	-100%
Operating loss	(259)	(607)	348		(5,256)	4,997
Net loss	(246)	(602)	356		(4,870)	4,624
Net loss per common share	$(0.00)	$(0.00)	$(0.00)		$(0.02)	$0.02
Weighted average common shares outstanding – basic and diluted	214,578,923	148,733,860			213,574,059

	As of December 31, 2023	As of September 30, 2023
Cash	$819	$1,053
Current Assets	2,145	2,448
Current Liabilities	760	954

About SideChannel

SideChannel helps emerging and mid-market companies protect their assets. Founded in 2019, the Company delivers comprehensive cybersecurity plans through a series of actions branded, SideChannel Complete.

SideChannel deploys a combination of skilled and experienced talent, and technological tools to offer layered defense strategies supported by battle-tested processes. SideChannel also offers Enclave; a network infrastructure platform that eases the journey from zero to zero-trust. Learn more at sidechannel.com.

Investors and shareholders are encouraged to receive to press releases and industry updates by subscribing to the investor email newsletter and following SideChannel on X and LinkedIn.

SideChannel

146 Main Street, Suite 405

Worcester, MA 01608

Investor Contact

Ryan Polk

ir@sidechannel.com

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of SideChannel’s future expectations, plans and prospects, subject to the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “believes”, “hopes”, “expects”, “intends”, “plans”, “anticipates”, “potential”, “could”, “should” or “may”, and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act and otherwise. Examples of forward-looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause SDCH’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. These risk factors include, but are not limited to: that we have incurred net losses since inception, our need for additional funding, the substantial doubt about our ability to continue as a going concern, and the terms of any future funding we raise; our dependence on current management and our ability to attract and retain qualified employees; competition for our products; our ability to develop and successfully introduce new products, improve current products and innovate; unpredictability in our operating results; our ability to retain existing licensees and add new licensees; our ability to manage our growth; our ability to protect our intellectual property (IP), enforce our IP rights and defend against claims that we infringed on the IP of others; the risk associated with the concentration of our cash in one financial institution at levels above the amount protected by FDIC insurance; and other risk factors included from time to time in documents we file with the Securities and Exchange Commission, including, but not limited to, our Forms 10-K, 10-Q and 8-K. These reports are available at www.sec.gov.

Other unknown or unpredictable factors also could have material adverse effects that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Further, factors that we do not presently deem material as of the date of this release may become material in the future. The forward-looking statements included in this press release are made only as of the date hereof. SideChannel cannot guarantee future results, levels of activity, performance, or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SideChannel undertakes no obligation to update these forward-looking statements after the date of this release, except as required by law, nor any obligation to update or correct information prepared by third parties.